Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

Intel Lowers Third-Quarter Revenue Outlook
SANTA CLARA, Calif., Sept. 7, 2012 – Intel Corporation today announced that third-quarter revenue is expected to be below the company’s previous outlook as a result of weaker than expected demand in a challenging macroeconomic environment. The company now expects third-quarter revenue to be $13.2 billion, plus or minus $300 million, compared to the previous expectation of $13.8 billion to $14.8 billion.
Relative to the prior forecast, the company is seeing customers reducing inventory in the supply chain versus the normal growth in third-quarter inventory; softness in the enterprise PC market segment; and slowing emerging market demand. The data center business is meeting expectations.
The company’s expectation for third-quarter gross margin is now 62 percent, plus or minus one percentage point; lower than the previous expectation of 63 percent, plus or minus a couple of percentage points.
Expectations for R&D and MG&A spending and depreciation in the third quarter remain unchanged.
Full-year capital spending is expected to be below the low-end of the company’s previous outlook of $12.1 billion to $12.9 billion, as the company accelerates the re-use of existing equipment to the 14nm node.
The outlook for the third quarter does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after Sept. 7. All other quarterly and full-year expectations have been withdrawn and will be updated with the company’s third-quarter earnings report on Oct. 16.

Status of Business Outlook
Intel’s Business Outlook is posted on intc.com and may be reiterated in public or private meetings with investors and others. The Business Outlook will be effective through the close of business Sept. 14 unless earlier updated.  Intel’s Quiet Period will start from the close of business on Sept. 14 until publication of the company’s third-quarter earnings release, scheduled for Oct. 16. During the Quiet Period, all of the Business Outlook and other forward-looking statements disclosed in the company’s news releases and filings with the SEC should be considered as historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking

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statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.

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Demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including supply constraints and other disruptions affecting customers; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

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Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

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The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

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Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

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Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent Form 10-Q and Form 10-K.

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Conference Call Schedule
There is no conference call scheduled in association with this announcement.

Intel plans to report its earnings for the third quarter of 2012 on Oct. 16. Immediately following the earnings report, the company plans to publish a commentary by Stacy J. Smith, senior vice president and chief financial officer, at www.intc.com/results.cfm.  A public webcast of Intel’s earnings conference call will follow at 2 p.m. PDT at www.intc.com.

About Intel
Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.
*Other names and brands may be claimed as the property of others.

CONTACTS:	Reuben Gallegos Investor Relations 408-765-5374 reuben.m.gallegos@intel.com	Jon Carvill Media Relations 503-696-5069 jon.carvill@intel.com